FOR IMMEDIATE RELEASE

                                     May 24, 2001
                                     Contact:  W. Garth Sprecher
                                     717-738-8304

                  Arbitration Ruling on Elektrim

     Ephrata, PA - An arbitration panel ruled on May 9, 2001, that Elektrim S.A. breached its agreement with PenneCom B.V. regarding the sale of Pilicka Telefonia, Sp. zo. o., PenneCom's telecommunications subsidiary in Poland, and ordered Elektrim to pay approximately $30 million in damages, interest and costs to PenneCom. According to the order, PenneCom retains ownership of Pilicka and the $10 million deposit paid by Elektrim in April 1999.

     The dispute arose in July 1999 when Elektrim refused to purchase the stock of Pilicka under the terms of a stock purchase agreement it had entered into with PenneCom. Elektrim had agreed to pay $140 million in cash and notes for all of the outstanding capital stock of Pilicka. In August 1999, PenneCom requested arbitration of the dispute by the International Court of Arbitration at the International Chamber of Commerce. The arbitration panel appointed to adjudicate the dispute completed its hearings in January 2001.

     PenneCom is currently reviewing its legal options with respect to the arbitration panel's ruling.

     PenneCom is a wholly owned indirect subsidiary of EuroTel, L.L.C., a domestic limited liability company. D & E
Communications, Inc. holds a one - third ownership interest in EuroTel.

     D&E Communications, Inc. is an integrated communications provider based in Lancaster County, PA. Through its subsidiaries and affiliated companies, D&E Communications offers both local and long distance service, Internet access, wireless service, paging, voice, data and video communications equipment, and computer networking services.